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                    EMERITUS CORPORATION
                                                     Exhibit 11.1

 Statement Re: Computation of Pro Forma Per Share Loss (1)

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
                                                           Three months ended June 30,    Six months ended June 30,
                                                               1995            1996          1995           1996
                                                          ------------    ------------  -------------   -------------
FOR PRIMARY LOSS PER SHARE (2)
Shares outstanding at beginning of period                         100             100            100             100
Adjustment for 9200-for-1 stock split in April 1995           919,900         919,900        919,900         919,900
Adjustment for 3.85-for-1 stock split is September 1995     2,622,000       2,622,000      2,622,000       2,622,000
Shares issued upon conversion of Preferred Stock (3)        4,158,000       4,158,000      4,158,000       4,158,000
Shares issued in the initial public offering                3,300,000       3,300,000      3,300,000       3,300,000
                                                          ------------    ------------  -------------   -------------
Weighted average number of common and common
  equivalent shares outstanding                            11,000,000      11,000,000     11,000,000      11,000,000
                                                          ============    ============  =============   =============

Pro forma net loss                                         (1,678,000)       (353,000)    (2,747,000)     (1,289,000)
                                                          ============    ============  =============   =============

Pro forma primary loss per common share                         (0.15)          (0.03)         (0.25)          (0.12)
                                                          ============    ============  =============   =============

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    1.  Pursuant to the rules of the Securities and Exchange Commission, only pro forma net loss per common share has been included above as historical net loss per common share is not considered relevant due to significant changes in the Company's operations. Pro forma net loss per common share combines the results of operations of the Company with facilities acquired or leased as if they had been consummated as of January 1, 1995. Additionally, common and common equivalent shares issued, represented by the convertible preferred stock, during the 12 months immediately preceding the Company's initial public offering have been included in the calculation of common and common equivalent shares as if they were outstanding for all periods presented, including loss years where the impact of the incremental shares is antidilutive, using the treasury stock method and the initial public offering price of $15 per share.

    2. No calculation of fully diluted loss per share has been provided as fully diluted loss per share is equal to primary loss per share.

    3. Preferred shares have been adjusted for the effect of a 3.85-for-1 stock split effective September 28, 1995.